SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 3/31/2006
FILE NUMBER 811-3826
SERIES NO.: 4


72DD.    1.   Total income dividends for which record date passed during the period. (000's Ommited)
              Class A                    $1,478
         2.   Dividends for a second class of open-end company shares
              (000's Ommited)
              Class B                    $  275
              Class C                    $  274
              Class R                    $   -
              Investor Class             $6,285

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                   $000.4758
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B                   $000.3348
              Class C                   $000.3348
              Class R                   $000.4576
              Investor Class            $000.4871


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      3,050
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B                        807
              Class C                        811
              Class R                          1
              Investor Class              13,103


74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $ 43.45
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $ 42.46
              Class C                    $ 41.35
              Class R                    $ 43.41
              Investor Class             $ 43.37